Exhibit 3
REGISTRATION RIGHTS AGREEMENT
Between
CATALYST PAPER CORPORATION
(the “Corporation”)
And
THIRD AVENUE TRUST, ON BEHALF OF
THIRD AVENUE INTERNATIONAL VALUE FUND
(the “Holder”)
February 10, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2
1.1 Definitions	2
1.2 Interpretation Not Affected by Headings, etc.	5
1.3 Accounting References	5
1.4 Number, etc.	6
1.5 Statutory References	6
1.6 Date for Any Action	6
ARTICLE 2 REGISTRATION RIGHTS	6
2.1 Required Qualification	6
2.2 Qualification	8
2.3 Selection of Underwriters	8
2.4 Qualification Expenses	8
ARTICLE 3 REGISTRATION PROCEDURES	9
3.1 Procedures	9
3.2 Obligations of the Holder	12
ARTICLE 4 DUE DILIGENCE; INDEMNIFICATION	13
4.1 Preparation; Reasonable Investigation	13
4.2 Indemnification	13
ARTICLE 5 GENERAL	15
5.1 No Inconsistent Agreements	15
5.2 Remedies	15
5.3 Amendments	15
5.4 Assignment	15
5.5 Term	15
5.6 Severability	15
5.7 Delays or Omissions	15
5.8 Descriptive Headings	16
5.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	16
5.10 Notices	16

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement is made the 10th day of February, 2008 between Catalyst Paper Corporation (the “Corporation”), a corporation governed by the laws of Canada, and Third Avenue Trust, a Delaware business trust on behalf of Third Avenue International Value Fund, a registered investment company under the United States Investment Company Act of 1940 as amended (the “Holder”).
     WHEREAS the parties desire to enter into this Agreement to provide inter alia for the right of the Holder to require the Corporation to prepare and file a preliminary prospectus and a final prospectus with the Commissions (as hereinafter defined), and, in conjunction therewith, to prepare and file a registration statement with the United States Securities and Exchange Commission (the “SEC”) on Form F-10 or other form permitted under MJDS or Securities Laws, covering the Designated Qualifiable Securities (as hereinafter defined) to permit the sale thereof in such manner as the Holder may designate on the terms and conditions of this Agreement.
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
     In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
(a)	“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder.

(b)	“Affiliate” has the meaning ascribed thereto in the 1933 Act.

(c)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Vancouver, British Columbia, for the transaction of banking business and the SEC is open for business.

(d)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces of Canada.

(e)	“Corporation” means Catalyst Paper Corporation and any corporation resulting from the amalgamation or merger of the Corporation with another corporation or other corporations.

(f)	“Demand Qualifiable Securities” shall have the meaning set out in subsection 2.1(a).

(g)	“Demand Qualification” shall have the meaning set out in subsection 2.1(a).

(h)	“Designated Qualifiable Securities” shall have the meaning set out in subsection 2.1(c).

(i)	“Distribution Period” has the meaning ascribed thereto in subsection 3.1(c).

(j)	“Holder” means Third Avenue Trust, on behalf of Third Avenue International Value Fund.

(k)	“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(l)	“MJDS” means the multijurisdictional disclosure system adopted by the Commissions through National Instrument 71-101 — The Multijurisdictional Disclosure System and adopted by the SEC or any successor multijurisdictional disclosure system adopted by the Commissions and the SEC from time to time.

(m)	“Other TAM Clients” means those shareholders of the Corporation for which Third Avenue Management LLC acts as an investment adviser and which are listed by account number on Schedule A hereto.

(n)	“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension corporation, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

(o)	“Piggy Back Qualifiable Securities” shall have the meaning set out in subsection 2.1(c).

(p)	“Piggy Back Qualification” shall have the meaning set out in subsection 2.1(c).

(q)	“POP Issuer” means an issuer eligible to use the POP System or equivalent system established from time to time by the Commissions.

(r)	“POP System” means the prompt offering prospectus qualification system under National Instrument 44-101 of the Canadian Securities Administrators entitled “Short Form Prospectus Distributions” or any successor policy, rule, regulation or similar instrument.

(s)	“Qualifiable Securities” means (x) any Shares and any securities of the Corporation issued on conversion of, in exchange for or in replacement of such Shares, owned by the Holder at the date hereof or which the Holder may acquire as a result of the deemed exercise of Subscription Receipts acquired by the Holder under the Rights Offering, and (y), to the extent the filing of a registration statement is required under the Securities Laws of the United States to permit the resale of such securities by the Other TAM Clients over the facilities of the

Toronto Stock Exchange, the Qualifiable Securities shall also include any Shares and any securities of the Corporation issued on conversion, in exchange for or in replacement of such Shares owned by the Other TAM Clients at the date hereof and which the Other TAM Clients may acquire as a result of the deemed exercise of Subscription Receipts acquired by the Other TAM Clients under the Rights Offering.

(t)	“Qualification” means the qualification of securities under the Securities Laws so as to permit the distribution of such securities to the public in any or all of the provinces of Canada and in the United States subject to the limitations contained herein.

(u)	“Qualification Expenses” means all expenses in connection with any Qualification pursuant to this Agreement including, without limitation, the following:
(i)	all fees or commissions payable to an underwriter, investment banker, manager or agent and fees, disbursements and expenses payable to counsel and auditors of the Holder in connection with the distribution of the Qualifiable Securities;

(ii)	all fees, disbursements and expenses of counsel and auditors to the Corporation;

(iii)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(iv)	all filing fees of any Commission, of the SEC and of any applicable U.S. state regulator;

(v)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation;

(vi)	all expenses relating to the preparation of certificates;

(vii)	all fees and expenses of any securities exchange or over-the-counter market on which the Shares are then listed; and

(viii)	all expenses relating to “road shows” and marketing activities and all travel and lodging expenses in connection with such “road shows” and marketing activities.
(v)	“Qualification Period” means the period commencing on the closing date of the Snowflake Acquisition and terminating on the earlier of: (i) the tenth anniversary of such closing date; (ii) the date on which the Holder ceases to be an Affiliate of the Corporation; and (iii) the date on which all of the Qualifiable Securities are able to be sold under Rule 144 of the 1933 Act within any three month period.

(w)	“Rights Offering” means the issue by the Corporation to the holders of record of its Shares of transferable rights to acquire Subscription Receipts to raise proceeds to fund a portion of the purchase price for the Snowflake Acquisition.

(x)	“SEC” means the United States Securities and Exchange Commission.

(y)	“Secondary Qualification” shall have the meaning set out in subsection 2.1(c).

(z)	“Secondary Securities” shall have the meaning set out in subsection 2.1(c).

(aa)	“Securities Laws” means the applicable securities legislation of each of the provinces of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

(bb)	“Share” means a common share in the capital of the Corporation.

(cc)	“Snowflake Acquisition” means the acquisition by the Corporation of certain newsprint assets located in the State of Arizona and the issued and outstanding shares of capital stock of The Apache Railway Company from Abitibi Consolidated Sales Corporation pursuant to the asset and stock purchase agreement dated February 10, 2008 between Abitibi Consolidated Sales Corporation (as seller) and the Corporation (as purchaser), as amended from time to time.

(dd)	“Subscription Receipts” means the subscription receipts of the Corporation being offered pursuant to the Rights Offering, each whole Subscription Receipt entitling the holder to acquire one Share upon the closing of the Snowflake Acquisition without additional consideration.
1.2 Interpretation Not Affected by Headings, etc.
     The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “section” or “subsection” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.
1.3 Accounting References
     All accounting terms not expressly defined herein shall be construed in accordance with Canadian generally accepted accounting principles, except where the context otherwise requires.

1.4 Number, etc.
     Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.
1.5 Statutory References
     Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.
1.6 Date for Any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
ARTICLE 2
REGISTRATION RIGHTS
2.1 Required Qualification
(a)	Subject to the provisions hereof, at any time and from time to time during the Qualification Period, the Holder may request the Corporation to effect a Qualification of all or part of the Qualifiable Securities (such Qualification being hereinafter referred to as a “Demand Qualification”). Such a request shall be in writing and shall specify the number and the description of Qualifiable Securities to be sold (the “Demand Qualifiable Securities”), the intended method of disposition and the jurisdictions in which the Holder, acting reasonably, requests that the Demand Qualification be effected (which shall, unless the Corporation agrees, include at least one province of Canada). The Corporation shall not be obligated to file a prospectus or registration statement in connection with a Demand Qualification until six months following the closing of the Snowflake Acquisition and thereafter shall not be obliged to file a prospectus or a registration statement within six months of the date of the receipt issued by the Commissions for any other final prospectus or the effective date of any other registration statement. In addition, the Corporation shall not be obligated to effect more than six Demand Qualifications in total under this Agreement. For the purposes of this subsection, a Demand Qualification will not be considered as having been effected until a receipt has been issued for the final prospectus by the Commissions or the registration statement has been declared effective by the SEC, as applicable, pursuant to which the Demand Qualifiable Securities are to be sold.

(b)	The obligation of the Corporation pursuant to subsection 2.1(a) to comply with the request of the Holder for a Demand Qualification is subject to each of the following: (i) the Corporation shall be entitled to postpone for a reasonable period of time (not to exceed 90 days) the filing of such prospectus or registration statement otherwise required to be prepared and filed by it pursuant hereto if, at the time it receives the Demand Qualification request, the Corporation determines, in its reasonable judgment, that the Qualification and sale of the Demand Qualifiable Securities would be seriously detrimental to the Corporation or its shareholders and gives prompt notice of such determination to the Holder; (ii) the Corporation shall not be required to effect a Demand Qualification which includes Qualifiable Securities held by one or more Other TAM Clients unless the Holder also participates to a meaningful degree in such Demand Qualification; and (iii) the Corporation shall not be required to effect a Demand Qualification unless the Demand Qualifiable Securities either (A) constitute at least 20% of the Qualifiable Securities held by the Holder and the Other TAM Clients, together, at the time of the closing of the Snowflake Acquisition or (B) have an aggregate market price of at least CDN$20 million. Market price for the payment of the foregoing shall be calculated on the basis of the volume weighted average trading price of the Shares over the Toronto Stock Exchange on the 10 trading days immediately preceding the delivery to the Corporation of the request for the Demand Qualification.

(c)	If during the Qualification Period the Corporation proposes to file a prospectus in Canada and/or a registration statement in the United States in order to permit the Qualification of its securities from treasury pursuant to an underwritten offering for its own account or for the account of any holder of Shares, in a form and manner that, with appropriate changes, would permit the Qualification of Qualifiable Securities under such prospectus and/or registration statement, the Corporation shall give prompt notice of its intention to do so to the Holder and shall use all reasonable efforts to include in the proposed distribution such number of Qualifiable Securities (the “Piggy Back Qualifiable Securities”, and together with the Demand Qualifiable Securities, the “Designated Qualifiable Securities”) as the Holder shall request (such Qualification hereinafter referred to as a “Piggy Back Qualification”, and together with a Demand Qualification, a “Secondary Qualification”) within twenty days (except in the case of a “bought deal” where the Holder shall have only three hours to make such request if given two days advance notice of such transaction) after the giving of such notice, upon the same terms (including the method of distribution) as such distribution; provided that (i) the Corporation shall not be required to include all such Piggy Back Qualifiable Securities in any such distribution by the Corporation if the Corporation is advised in good faith and in writing by its managing underwriter or underwriters that the inclusion of any such Piggy Back Qualifiable Securities may, in their opinion, materially and adversely interfere with the orderly sale and distribution of the securities being offered by the Corporation, in which case the number of Piggy Back Qualifiable Securities and the number of Shares of any other shareholder exercising such rights shall be reduced as necessary on a pro-rata basis, and (ii) the Corporation may at any time prior to the issuance of a receipt for such final prospectus or the effectiveness of any such registration statement pursuant to which the securities are to be sold, at its sole discretion and without the consent of the Holder, withdraw such prospectus and registration statement and abandon the proposed distribution in which the Holder has requested to participate, provided that the Corporation will pay, to the extent not prohibited by the Securities Laws, the Qualification Expenses in connection with such withdrawn prospectus or registration statement. No Qualification of Qualifiable Securities under this subsection 2.1(c) shall relieve the Corporation of its obligations to effect Demand Qualifications pursuant to subsection 2.1(a) hereof. The Holder shall be entitled to unlimited Piggy Back Qualifications.
2.2 Qualification
(a)	The Corporation will effect a Secondary Qualification in Canada by way of a short-form prospectus prepared pursuant to the POP System if, at the time of such Secondary Qualification, the Corporation is a POP Issuer and is able to do so in all of the jurisdictions in which the Secondary Qualification is to be effected, it being acknowledged that the Corporation shall only be required to effect a Secondary Qualification in the provinces of Canada. For greater certainty, it is acknowledged that in the event that the Corporation is not a POP Issuer or is unable to utilize the POP System in one or more jurisdictions in which the Demand Qualification is to be effected, the Corporation shall proceed by way of long-form prospectus. Notwithstanding the foregoing, the Corporation shall not be obligated to proceed by way of a long-form prospectus if it agrees to effect a Secondary Qualification of such Designated Qualifiable Securities in the United States on a form other than Form F-10 as permitted under MJDS or the 1933 Act in accordance with the provisions of subsection 2.2(b).

(b)	The Corporation will effect a Secondary Qualification in the United States by way of a registration statement on Form F-10 or on such other form as is utilized under MJDS from time to time; provided, however, that if at the time of such Secondary Qualification, the Corporation is ineligible to effect a registration statement in the United States on Form F-10 or under another applicable MJDS form, the Corporation shall effect the Secondary Qualification in the United States on such form or forms as shall be available to enable the Holder (and, if applicable, the Other TAM Clients) to sell the Designated Qualifiable Securities in compliance with the Securities Laws of the United States.
2.3 Selection of Underwriters
     Upon requesting a Demand Qualification, the Corporation shall, with the approval of the Holder (not to be unreasonably withheld), select the investment banker(s) and manager(s) to effect the distribution in connection with such Demand Qualification, it being acknowledged by the Holder that the participation of a registrant shall be required in connection with each Secondary Qualification hereunder.
2.4 Qualification Expenses
     Except as expressly provided below, the Corporation will pay all Qualification Expenses in connection with a Secondary Qualification, including the reasonable fees and expenses of the Holder’s (and, if applicable, the Other TAM Clients’) legal counsel. The Holder shall be solely responsible for the underwriting commissions and fees payable in respect of the sale of the Designated Qualifiable Securities by netting from the proceeds of the sale of such Designated Qualifiable Securities any underwriting commissions or fees before payment of the net proceeds to the selling shareholder(s). The Corporation shall not be obligated to reimburse the Holder for the fees and expenses of more than one U.S. and one Canadian law firm in connection with any Secondary Qualification and the fees of any other counsel or any other advisors to the Holder or any Other TAM Clients shall be the sole responsibility of the Holder.
ARTICLE 3
REGISTRATION PROCEDURES
3.1 Procedures
     Upon receipt of a request from the Holder pursuant to section 2.1, the Corporation will, subject to section 2.1, effect the Secondary Qualification as requested. In particular, the Corporation will:
(a)	to effect a Secondary Qualification in one or more Canadian jurisdictions, prepare and file (in any event within 60 days after the request for Secondary Qualification has been delivered to the Corporation) in the English language and, if required, French language, a preliminary prospectus under and in compliance with the Securities Laws of each jurisdiction in which the Secondary Qualification is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Securities Laws a prospectus in the English language and, if required, French language, and obtain receipts therefor and use its commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution by registrants who comply with the relevant provisions of the Securities Laws (provided that, before filing all such documents referred to in this subsection 3.1(a), the Corporation will furnish the counsel to the Holder copies thereof and otherwise comply with section 4.1 hereof);

(b)	to effect a Secondary Qualification in the United States, prepare and file (in any event within 60 days after the request for Secondary Qualification has been delivered to the Corporation) with the SEC a registration statement on Form F-10 or such other form as is permitted under MJDS or the 1933 Act from time to time, covering the distribution of all of the Designated Qualifiable Securities and such other related documents as may be necessary to be filed in connection with any such registration statement or other form and take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution (provided that, before filing all such documents referred to in this subsection 3.1(b), the Corporation will furnish to the counsel to the Holder copies thereof and otherwise comply with section 4.1 hereof);

(c)	prepare and file with the applicable Commissions in the Canadian jurisdictions in which the Secondary Qualification is to be effected and with the SEC such amendments and supplements to such preliminary prospectus, final prospectus and registration statement, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Qualification of Designated Qualifiable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of such prospectus and registration statement, as applicable, until the time at which the distribution of the Designated Qualifiable Securities is completed but such requirement will only extend for a maximum period of 90 days (the “Distribution Period”);

(d)	use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Qualifiable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions of the United States as designated by the Holder, acting reasonably, in the request for Demand Qualification, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Distribution Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Distribution Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Designated Qualifiable Securities for sale in such jurisdictions; provided, however, that the Corporation shall not be required in connection therewith or as a condition thereto to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1(d), (B) subject itself to any general taxation in any such jurisdiction, or (C) file a general consent to service of process in such jurisdiction. The Corporation shall promptly notify the Holder of the receipt by the Corporation of any notification with respect to the suspension of the registration or qualification of any of the Designated Qualifiable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(e)	furnish to the Holder and the underwriter or underwriters of any such distribution such number of copies of such preliminary prospectus, final prospectus, registration statement and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as the Holder may reasonably request in order to facilitate the distribution of the Designated Qualifiable Securities;

(f)	furnish to the Holder (and, if applicable, the Other TAM Clients), the underwriter or underwriters of any such distribution and such other persons as the Holder (and, if applicable, the Other TAM Clients) may reasonably specify:
(i)	an opinion of counsel to the Corporation addressed to the Holder (and, if applicable, any of the Other TAM Clients) and the underwriter or underwriters of such distribution and dated the closing date of the distribution any opinion reasonably requested by the underwriters, including, without limitation, as to the Corporation’s legal status and capacity, the Corporation’s authorized capital, the validity of the Designated Qualifiable Securities, the “eligibility for investment” of the

Designated Qualifiable Securities, the enforceability of any underwriting agreement to which the Corporation is a party, and the Qualification of the Designated Qualifiable Securities;

(ii)	a non-statutory “comfort” letter addressed to the Holder (and, if applicable, any of the Other TAM Clients and the underwriter or underwriters dated the date of the prospectus and the closing date of the distribution signed by the auditors of the Corporation and providing comfort in relation to financial information contained in the prospectus;

(iii)	if a prospectus is filed in Quebec, opinions of Quebec counsel to the Corporation and the auditors of the Corporation addressed to the Holder (and, if applicable, any of the Other TAM Clients) and the underwriter or underwriters of such distribution relating to the translation of the preliminary prospectus and the prospectus, such opinions being dated the dates of the preliminary prospectus, prospectus and closing; and

(iv)	such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Holder (and, if applicable, the Other TAM Clients) may reasonably request;
(g)	immediately notify the Holder (and, if applicable, the Other TAM Clients) of the happening of any event during the period in subsection 3.1(c) as a result of which the preliminary prospectus, final prospectus or the registration statement, as then in effect, would include a misrepresentation (insofar as such misrepresentation relates to or was made by the Corporation);

(h)	otherwise use its best efforts to comply with all applicable published policies, rules and regulations of the applicable Commissions and any stock exchange and over-the-counter market on which the Shares are then listed or quoted;

(i)	provide a transfer agent and registrar for such Shares no later than the closing date of the offering;

(j)	cause all such Designated Qualifiable Securities to be listed on each securities exchange or over-the-counter market on which the Shares are then listed;

(k)	enter into an underwriting agreement with the underwriter or underwriters for the such distribution, such agreement to contain such representations and warranties by the Corporation and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements consistent with section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holder or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Qualifiable Securities; and

(l)	in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or registration statement or any order suspending or preventing the use of any prospectus or registration statement or suspending the Qualification of any of the Designated Qualifiable Securities by such prospectus or registration statement in any applicable province of Canada or in the United States, the Corporation will notify the Holder of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling.
3.2 Obligations of the Holder
     In connection with any Secondary Qualification, the Holder shall:
(a)	provide, in writing, such information with respect to the Holder (and, if applicable, the Other TAM Clients) including the number of securities of the Corporation held by the Holder (and, if applicable, the Other TAM Clients) as may be reasonably required by the Corporation to comply with the applicable Securities Laws in each jurisdiction in which the Secondary Qualification is to be effected, it being understood that the Corporation will, and may reasonably, rely upon such information in connection with the preparation and filing of the prospectus and registration statement relating to such Secondary Qualification;

(b)	if required under applicable Securities Laws, execute (and, if applicable, cause the Other TAM Clients to execute) any certificate forming part of a preliminary prospectus, final prospectus, registration statement or similar document to be filed with the applicable Commissions or the SEC;

(c)	immediately notify the Corporation of the happening of any event during the period in subsection 3.1(a), as a result of which the preliminary prospectus, final prospectus or the registration statement, as in effect, would include a misrepresentation insofar as such misrepresentation relates to the Holder (or, if applicable, the Other TAM Clients) or relates to information provided by the Holder to the Corporation in writing for inclusion in the preliminary prospectus, final prospectus or the registration statement;

(d)	comply with all applicable published policies, rules and regulations of the applicable Commissions and the SEC and any stock exchange and over-the-counter market on which the Shares are then listed or quoted and to otherwise comply with applicable Securities Laws; and

(e)	not effect or permit to be effected (and, if applicable, will cause the Other TAM Clients not to effect or permit to be effected) sales of Designated Qualifiable Securities or deliver or permit to be delivered any prospectus or registration statement in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of the prospectus or registration statement or after notification by the Corporation under subsection 3.1(g), until the Corporation advises the Holder that such suspension has been lifted or that it has filed an amendment to such prospectus or registration statement and has provided copies of such amendment to the Holder. The Holder shall, if so directed by the

Corporation, deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies, then in the Holder’s (and, if applicable, the Other TAM Clients’) possession of such prospectus covering the Designated Qualifiable Securities that was in effect at the time of receipt of such notice.
ARTICLE 4
DUE DILIGENCE; INDEMNIFICATION
4.1 Preparation; Reasonable Investigation
     In connection with the preparation and filing of any preliminary prospectus, final prospectus or registration statement as herein contemplated, the Corporation will give the Holder (and, if applicable, the Other TAM Clients) and the underwriter or underwriters of such distribution and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material furnished to the Corporation in writing, which in the reasonable judgment of the Holder and its counsel should be included, and will give each of them such reasonable and customary access to the Corporation’s books and records and such reasonable and customary opportunity to discuss the business of the Corporation with its officers and auditors as shall be necessary in the reasonable opinion of the Holder, the underwriter or underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which the Holder (and, if applicable, the Other TAM Clients), the underwriter or underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defence as contemplated by the Securities Laws and in order to enable such underwriters to execute any certificate required to be executed by them in Canada or the United States for inclusion in each such document.
4.2 Indemnification
(a)	By Corporation

The Corporation agrees to indemnify, to the extent permitted by law, the Holder, the Other TAM Clients, if applicable, and each Person who participates as an underwriter in the offering or sale of the Designated Qualifiable Securities, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, registration statement, any filing made in connection with the Qualification under the securities or other “blue sky” rules or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any misrepresentation in the preliminary prospectus, the final prospectus, the registration statement or any amendment thereto or based upon any failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Holder, the Other TAM Clients, if applicable, or the underwriter or underwriters) preventing or restricting the trading in or the sale and distribution of the Designated Qualifiable Securities pursuant to a Secondary Qualification; and (iii) non-compliance by the Corporation with any of the Securities Laws in connection with a Secondary Qualification and the distribution effected thereunder, except insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 4.2(a) has been furnished to the Corporation by the Holder pursuant to subsection 3.2(a) or the underwriter or underwriters expressly for use therein; (B) caused by the Holder (or, if applicable, the Other TAM Clients) or any underwriter’s failure to deliver to a purchaser of Designated Qualifiable Securities, a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws or (C) any amounts paid in settlement of any Claim have been paid if such settlement is effected without the prior written consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

(b)	Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(c)	Survival Contribution

The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this section 4.2, the Corporation and the Holder shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Corporation and the Holder (and, if applicable, the Other TAM Clients) in connection with the event giving rise to liability.

ARTICLE 5
GENERAL
5.1 No Inconsistent Agreements
     The Corporation represents and warrants to the Holder that it has not entered into, and covenants with the Holder that it will not enter into, any agreement which is inconsistent with or violates the rights granted to the Holder pursuant to this Agreement.
5.2 Remedies
     Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
5.3 Amendments
     This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of the Corporation and the Holder.
5.4 Assignment
     This Agreement and the rights and obligations of the parties hereto shall bind and enure to the benefit of each of the parties hereto and their successors. The Holder shall not have the right to transfer or assign any of its rights or obligations under this Agreement other than to an Affiliate.
5.5 Term
     This Agreement shall expire upon the end of the Qualification Period provided that in all cases the obligations of the parties under section 4.2 hereof shall survive the expiry of this Agreement.
5.6 Severability
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.
5.7 Delays or Omissions
     No delay or omission to exercise any rights, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party shall impair any such rights, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the parties, shall be cumulative and not alternative.
5.8 Descriptive Headings
     The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
5.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial
(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns and submits to the jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.10 Notices
     All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepared, addressed as follows:

(a)	For the Holder to:

Third Avenue International Value Fund
c/o Third Avenue Management LLC
622 Third Avenue, 32nd Floor
New York, NY 10017

Attention: General Counsel
Fax No: (212) 735-0003

With a copy (which shall not constitute notice) to:

Torys LLP
237 Park Avenue
New York, New York 10017

Attention: Joris M. Hogan
Fax No: (212) 682-0200

(b)	For the Corporation:

Catalyst Paper Corporation
2nd Floor, 3600 Lysander Lane
Richmond, BC V7B 1C3

Attention: Chief Financial Officer
Fax No.: (604) 247-4145

With copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
Suite 2600, Three Bentall Centre
PO Box 49314, 595 Burrard Street
Vancouver, BC V7X 1L3

Attention: Peter C. Kalbfleisch
Fax No.: (604) 631-3309

and

Fried, Frank, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention: Jeffrey Bagner
Fax No.: (212) 859-4000
or at such other address or fax number of which the addressee may from time to time may notify the addressor. Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the sixth Business Day following the date of its mailing. In the event of any disruption, strike or interruption in the Canadian or United States postal service after mailing and prior to receipt and deemed receipt of any such notice, notice will be deemed to be received on the sixth Business Day following full resumption of the postal service. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By the Corporation

CATALYST PAPER CORPORATION

By:	/s/ Richard Garneau

Authorized Signatory

By the Holder

THIRD AVENUE TRUST, on behalf of THIRD AVENUE INTERNATIONAL VALUE FUND

By:	/s/ Vincent J. Dugan

Authorized Signatory